Exhibit 99.1
PRESS RELEASE

Contact:	Jeff Kip Senior Vice President, Chief Financial Officer (314-633-7289)
Panera Bread Reports Fourth Quarter Revenues Increased 29% and System-Wide Comparable
Bakery-Cafe Sales Increased 1.2% For the Four Weeks Ended December 25, 2007
St. Louis, MO, January 3, 2008 — Panera Bread Company (Nasdaq: PNRA) today reported revenue increased 29% to $301 million for the fourth quarter ended December 25, 2007 from $233 million in the fourth quarter of 2006. Bakery-cafe sales accounted for $256 million of consolidated revenues while franchise royalties and fees and fresh dough sales to franchisees accounted for $45 million of consolidated revenues for the fourth quarter of 2007.
System-wide comparable bakery-cafe sales increased 1.2% for the four weeks ended December 25, 2007. The breakdown between Company-owned and franchise-operated bakery-cafes is as follows for the periods indicated:

	For the 4 weeks ended	For the 13 weeks ended	For the fiscal year ended
	December 25, 2007	December 25, 2007	December 25, 2007
Company-owned	2.7%	2.6%	1.9%
Franchise-operated	0.3%	1.2%	1.5%
Total System	1.2%	1.7%	1.6%
The Company estimates that its system-wide comparable bakery-cafe sales in the fourth quarter were lower than expected by approximately 1.0% - 1.2% due to extreme weather experienced in its core markets. The impact experienced was similar for Company-owned and franchise-operated bakery-cafes.
Company-owned comparable bakery-cafe sales percentages are based on sales from bakery-cafes that have been in operation and Company-owned for at least 18 months. Franchise-operated comparable bakery-cafe sales percentages are based on sales from franchised bakery-cafes, as reported by franchisees, that have been in operation and franchise-operated for at least 18 months. Both Company-owned and franchise-operated comparable bakery-cafe sales exclude closed locations. System-wide comparable bakery-cafe sales percentages are based on sales at both Company-owned and franchise-operated bakery-cafes. Supplemental sales and bakery-cafe information is included in Schedule I.
Franchise-operated and system-wide comparable bakery-cafe sales percentages are non-GAAP measures, which should not be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP and may not be comparable to system-wide comparable bakery-cafe sales as defined or used by other companies. The Company does not record franchise-operated bakery-cafe sales as revenues. However, the Company’s royalty revenues are calculated based on a percentage of franchise-operated bakery-cafe sales. Management uses franchise-operated and system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. Management believes franchise-operated and system-wide sales information is useful in assessing consumer acceptance of the Company’s brand, facilitates an understanding of financial performance and the overall direction and trends of sales and operating income, helps the Company appreciate the effectiveness of its advertising and marketing initiatives to which the Company’s franchisees contribute based on a percentage of their sales, and provides information that is relevant for comparison within the industry.
During the fourth quarter of 2007, 64 new bakery-cafes were opened (39 Company-owned and 25 franchise-operated) and 2 franchise-operated bakery-cafes were closed.
The Company plans to report fourth quarter 2007 earnings after the market close on Tuesday, February 12, 2008. The Company will discuss fourth quarter results in a call that will be broadcast on the Internet at 8:30 A.M. Eastern Standard Time on Wednesday, February 13, 2008. Go to http://www.panerabread.com/investor to access the call or view the release (when issued). Access to the call and the release will be archived for one year.
As previously reported in the third quarter 2007 earnings release issued on October 23, 2007, beginning in fiscal year 2008, the Company will no longer issue monthly sales releases but rather will include this information, along with its quarterly sales release, in its quarterly earnings release. This change is being made to conform to reporting frequencies commonly followed by many of its peers. The schedule of preliminary earnings release dates for fiscal year 2008 has been updated since the third quarter 2007 earnings release and is attached as Schedule II.
Panera Bread Company owns and franchises 1,167 bakery-cafes under the Panera Bread® and Saint Louis Bread Co.® names as of December 25, 2007. With its identity rooted in handcrafted, fresh-baked, artisan bread, Panera Bread is committed to providing great tasting, quality food that people can trust. Highlighted by antibiotic free chicken, whole grain bread, select organic and all-natural ingredients and a menu free of man-made trans fat, Panera’s bakery-cafe selection offers flavorful, wholesome offerings. The menu includes a wide variety of year-round favorites, complemented by new items introduced seasonally with the goal of creating new standards in everyday food choices. In neighborhoods across the country, guests are enjoying Panera’s warm and welcoming environment featuring comfortable gathering areas, relaxing decor, and free internet access provided through a managed WiFi network. At the close of each day, Panera Bread bakery-cafes donate bread and baked goods to community organizations in need. Additional information is available on the Company’s website, panerabread.com. Panera also holds a 51% interest in Paradise Bakery & Café, Inc., owner and franchisor of 63 bakery-cafes as of December 25, 2007.
Matters discussed in this news release, including any discussion or impact, express or implied, on the Company’s anticipated growth, operating results, and future earnings per share, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “intend”, “expect”, “future”, “anticipates”, and similar expressions. All forward-looking statements included in this release are made only as of the date of this release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that occur or which we hereafter become aware, after that date. Forward-looking information expresses management’s present belief, expectations, or intentions regarding the Company’s future performance. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include, but are not limited to, the following: inability to execute our growth strategy, including, among other things, variations in the number, timing, and successful nature of Company-owned and franchise-operated bakery-cafe openings and continued successful operation of bakery-cafes; failure to comply with government regulations; loss of a member of senior management; inability to recruit qualified personnel; failure or inability to protect our brand, trademarks, or other proprietary rights; competition; rising insurance costs; disruption in our supply chain or increases in ingredient, product, or other supply costs; disruptions or supply issues in our fresh dough facilities; health concerns about the consumption of certain products; complaints and litigation; risks associated with the acquisition of franchise-operated bakery-cafes; other factors, some of which may be beyond our control, effecting our operating results; and other factors that may affect restaurant owners or retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-K for the year ended December 26, 2006 and its quarterly reports on Form 10-Q.

PANERA BREAD COMPANY
Schedule I — Supplemental Sales and Bakery-Cafe Information

	Historical System-Wide AWS
	2007	2006	2005	2004	2003	2002
AWS	$38,670	$39,150	$38,318	$36,008	$35,617	$35,388

	2007 System-Wide AWS By Year Opened
			2005 Opens
	2007 Opens	2006 Opens	& Prior	Total
Bakery-Cafes	170	160	900	1,230
Q1 07	$37,213	$33,265	$39,284	$38,359
Q2 07	$35,171	$32,981	$39,388	$38,273
Q3 07	$34,258	$33,716	$39,185	$38,051
Q4 07	$35,094	$35,359	$41,422	$39,921
2007 YTD	$34,968	$33,832	$39,820	$38,670

	Year-Over-Year Change in System-Wide AWS and Comp Sales
			2005 Opens
	2007 Opens	2006 Opens (a)	& Prior	AWS Total	Comp Sales Total
Q1 07	N/A	-25.9%	-0.5%	-2.9%	0.0%
Q2 07	N/A	-9.8%	1.7%	-0.9%	2.1%
Q3 07	N/A	-2.8%	2.0%	-0.1%	2.6%
Q4 07	N/A	1.3%	0.8%	-1.0%	1.7%
2007 YTD	N/A	-4.6%	1.0%	-1.2%	1.6%

(a)	Change in system-wide AWS in 2007 from 2006 compares 169 bakery-cafes in 2007 against 22, 65, 103 and 155 bakery-cafes at the end of the first, second, third and fourth quarters of 2006, respectively.

	2007 Sales Metrics for Company-Owned Bakery-Cafes
	Bakery-Cafe Sales	Operating		Year-Over-Year Change
	($in 000's)	Weeks	AWS	AWS	Comp Sales
Q1 07	$197,118	5,351	$36,839	-3.2%	-0.6%
Q2 07	$209,626	5,658	$37,050	-0.5%	1.7%
Q3 07	$232,244	6,254	$37,136	0.6%	3.4%
Q4 07	$255,914	6,571	$38,947	-0.2%	2.6%
2007 YTD	$894,902	23,834	$37,548	-0.8%	1.9%

	2007 Sales Metrics for Franchise-Operated Bakery-Cafes
	Bakery-Cafe Sales	Operating		Year-Over-Year Change
	($ in 000's)	Weeks	AWS	AWS	Comp Sales
Q1 07	$334,942	8,520	$39,313	-2.5%	0.2%
Q2 07	$345,329	8,842	$39,056	-0.8%	2.3%
Q3 07	$335,900	8,677	$38,711	-0.1%	2.1%
Q4 07	$360,363	8,866	$40,644	-1.1%	1.2%
2007 YTD	$1,376,534	34,905	$39,436	-1.1%	1.5%

	Bakery-Cafe Openings
	Company	Franchise	Total		Company	Franchise	Total
Q1 07	14	17	31	Q1 06	9	13	22
Q2 07	17	22	39	Q2 06	18	25	43
Q3 07	19	16	35	Q3 06	17	21	38
Q4 07	39	25	64	Q4 06	26	26	52
2007 YTD	89	80	169	2006 YTD	70	85	155
Note: Bakery-cafe sales, operating weeks, AWS and bakery-cafe openings metrics include activity for Paradise Bakery & Café prospectively from the acquisition date of February 1, 2007. The 2007 bakery-cafe openings do not include one Paradise franchise-operated bakery-cafe which opened in January 2007.
AWS — average weekly sales for the time periods indicated.
Comp Sales — comparable bakery-cafe sales increases for the time period indicated, which exclude closed locations and are based on sales for bakery-cafes that have been in operation and owned for at least 18 months.

Schedule II
PANERA BREAD COMPANY
EARNINGS PRESS RELEASE DATES

For the Quarter Ended	Press Release Date (After Market Closes)
March 25, 2008	April 29, 2008
June 24, 2008	July 22, 2008
September 23, 2008	October 21, 2008